                                  EXHIBIT 99.1


For Immediate Release


For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316


HABERSHAM BANCORP ANNOUNCES SECOND QUARTER  EARNINGS

CORNELIA, GA. July 22, 2003, Habersham Bancorp (NASDAQ: HABC) reports second quarter earnings of $767,729 or $.27 per share diluted, an increase of 3.85% when compared to second quarter earnings of $735,386 or $.26 per share diluted in 2002 (excluding income from discontinued operations of $81,000).

Year-to-date net income for the six-month period ended June 30, 2003 was $ 1,526,007 or $.53 per share diluted, a decrease of 27.39% when compared to year-to date net income of $2,024,051 or $.73 per share diluted for the six-month period ended June 30 2002 (excluding income from discontinued operations of $679,570). Included in net income of $2,024,051 for the six-month period ended June 30, 2002 was an after-tax gain of approximately $553,000 relating to the sale of Habersham Bancorp's holdings of FLAG Financial Corp. common stock.

Total assets of $400 million at June 30, 2003 reflects a decrease of $29 million or 6.75% from $429 million at December 31, 2002. Management reported that the decrease is due primarily to decreases in Federal Funds Sold and in the loan portfolio of Habersham Bank.

The Company's stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humprey Co., Inc.; AGS Securities, Inc.; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)


                                                                      Three Months Ended                  Six Months Ended
                                                                            June 30,                           June 30,
                                                                  ----------------------------       ----------------------------
                                                                     2003             2002               2003             2002
                                                                  -----------      -----------       -----------      -----------

EARNINGS SUMMARY
Interest income                                                   $     5,807      $     6,833       $    11,717      $    13,767
Interest expense                                                        2,120            3,014             4,377            6,412
                                                                  -----------      -----------       -----------      -----------
   Net interest income                                                  3,687            3,819             7,340            7,355

Provision for loan losses                                                 262              357               525              649
                                                                  -----------      -----------       -----------      -----------
Net interest income after provision for loan losses                     3,425            3,462             6,815            6,706

Other income                                                            1,098              670             1,995            1,417
Investment securities gains (losses)                                        5               (1)               10              839
Other expense                                                           3,444            3,265             6,724            6,409
                                                                  -----------      -----------       -----------      -----------
      Income before income tax expense from
       continuing operations                                            1,084              866             2,096            2,553

Income tax expense                                                        316              131               570              529
                                                                  -----------      -----------       -----------      -----------
Income from continuing operations                                         768              735             1,526            2,024

Income from discontinued operations, net of
   taxes of $93 and $551                                                    0               81                 0              680
                                                                  -----------      -----------       -----------      -----------

Net income                                                        $       768      $       816       $     1,526      $     2,704
                                                                  ===========      ===========       ===========      ===========



Income from continuing operations per common share-basic          $       .27      $       .27       $       .54      $       .75
Income from discontinued operations per common share-basic                .00              .03               .00              .25
                                                                  -----------      -----------       -----------      -----------
Net income per share-basic                                        $       .27      $       .30       $       .54      $      1.00
                                                                  ===========      ===========       ===========      ===========

Income from continuing operations per common share-diluted        $       .27      $       .26       $       .53      $       .73
Income from discontinued operations per common share-diluted              .00              .03               .00              .24
                                                                  -----------      -----------       -----------      -----------
Net income per share-diluted                                      $       .27      $       .29       $       .53      $       .97
                                                                  ===========      ===========       ===========      ===========

Weighted average number of common shares outstanding                2,834,835        2,718,370         2,826,607        2,708,612
                                                                  ===========      ===========       ===========      ===========

Weighted average number of common and common
   equivalent shares outstanding                                    2,877,486        2,809,277         2,873,277        2,787,765
                                                                  ===========      ===========       ===========      ===========

Cash dividends declared per common share                          $       .06      $       .06       $       .12      $       .12